March 19, 2001



Larry  G.  Arnold
Chairman  and  CEO
Inform Worldwide Holdings, Inc.
10333  East  Dry  Creek  Road
Suite  270
Englewood,  CO  80112

Dear  Larry,

Please accept my resignation from the Board of Directors of Inform Worldwide Holdings. Since I will not fulfill the one year term that I initially committed to serving, I am surrendering the stock issued to me as compensation. Enclosed is the stock certificate. Please note that I am resigning for personal reasons. I wish you and the people of Inform the best of luck fulfilling the tremendous potential contained in your business.


Sincerely,



/s/Mario  Plaza
Mario  Plaza


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